EXHIBIT 23.1

MONTGOMERY COSCIA GREILICH LLP
Certified Public Accountants
2500 Dallas Parkway, Suite 300
Plano, Texas 75093
972.748.0300 p
972.748.0700 f

Thomas A. Montgomery, CPA Matthew R. Coscia, CPA Paul E. Greilich, CPA Jeanette A. Musacchio James M. Lyngholm Christopher C. Johnson, CPA J. Brian Simpson, CPA	Rene E. Balli, CPA Erica D. Rogers, CPA Dustin W. Shaffer, CPA Gary W. Boyd, CPA Michal L. Gayler, CPA Gregory S. Norkiewicz, CPA Karen R. Soefje, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We agree to the use in this Form 8-K of our report, dated May 1, 2012, on our audit of the financial statements of Lily Group Inc. as of and for the years ended December 31, 2011 and 2010 and for the period from August 27, 2008 (Inception) to December 31, 2011.

/s/ Montgomery Coscia Greilich LLP

MONTGOMERY COSCIA GREILICH LLP Plano, Texas

May 3, 2012